Exhibit 11

EARNINGS PER SHARE

Net income for the year ended December 31, 1999   $8,225,000
                                                  ==========

Weighted average common shares outstanding         9,555,194

Assumed incremental common shares issued
upon exercise of stock options                       196,280
                                                  ----------

Weighted average common shares for diluted
earnings per share                                 9,751,474
                                                  ==========


Earnings per common share - basic                      $ .86
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Earnings per common share - diluted                    $ .84
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